                                                    This filing is made pursuant
                                                    to Rule 424(b)(3) under
                                                    the Securities Act of
                                                    1933 in connection with
                                                    Registration No. 333-32800


     REVISION TO ADMINISTRATIVE PROCEEDINGS RELATED TO THIS OFFERING IN OHIO

In our agreement with the Division of Securities of the Ohio Department of Commerce, we stated that we would not sell our Units in Ohio for a period of 45 days from the date of the hearing. The hearing occurred on March 9, 2001. Accordingly, we have agreed not to sell our Units in Ohio until April 23, 2001. Thus, the date stated in the Registration Statement should be amended from May 23, 2001 to April 23, 2001.


          REVISION TO THE SUMMARY COMPENSATION TABLE FOR OUR MANAGEMENT

The following Summary Compensation Table sets forth the compensation paid or awarded for the fiscal year ended December 31, 2000 to Vestin Group and Vestin Mortgage's Chief Executive Officers and the next most highly compensated executive officers whose compensation for the fiscal year ended December 31, 2000 exceeded $100,000. No other executive officer received compensation in excess of $100,000 for fiscal year ended December 31, 2000 from either Vestin Group or Vestin Mortgage.

                           Summary Compensation Table

                                                                                                  LONG TERM
                                                                                                COMPENSATION
                                                               ANNUAL                       ---------------------
                                                            COMPENSATION                          ALL OTHER
                                          ----------------------------------------------    ---------------------
NAME AND POSITION                         YEAR        SALARY($)        BONUS($)    OTHER    AWARDS   COMPENSATION
-----------------                         ----        --------         -------     -----    ------   ------------
Michael V. Shustek ..............         2000         844,500          40,000        0         0           0
 Chief Executive Officer of
 Vestin Group
Stephen J. Byrne ................         2000         223,535         142,081        0         0           0
 Chief Executive Officer of
 Vestin Mortgage
Lance K. Bradford ...............         2000         228,994               0        0         0           0
 President of Vestin Group
Peggy S. May ....................         2000         118,800          13,500        0         0           0
 President of Vestin Mortgage

The compensation above for each of Messrs. Shustek and Byrne includes compensation for services rendered to Vestin Mortgage and other affiliates of Vestin Group. Of the amounts set forth above, Mr. Shustek received $360,000 of his total compensation for services rendered to Vestin Mortgage, and Mr. Byrne received $286,515 of his total compensation for services rendered to Vestin Mortgage. Ms. May provided services to and received her compensation directly from Vestin Mortgage.

The following Option/SAR Grants Table sets forth the individual grants of stock options made in fiscal 2000 to Vestin Group and Vestin Mortgage's Chief Executive Officers and the next most highly compensated executive officers named in the Summary Compensation Chart above.

                    Option/SAR Grants in the Last Fiscal Year
                               (Individual Grants)

                             NUMBER OF SECURITIES    PERCENT OF TOTAL
                                   UNDERLYING      OPTIONS/SARS GRANTED
                             OPTIONS/SARS GRANTED  TO EMPLOYEES IN FISCAL  EXERCISE OR BASE    EXPIRATION
          NAME                         (#)                2000             PRICE ($/SH)           DATE
-------------------------    --------------------  ----------------------  ----------------    ----------
Michael V. Shustek ......            500,000                51.9%            $     4            10/31/10
Stephen J. Byrne ........            100,000                10.4%            $     4            10/31/10
Lance K. Bradford .......                  0                   0                   0                   0
Peggy S. May ............             10,000                 1.0%            $     4            10/31/10

Vestin Group's employees receive no extra pay for serving as directors. Each non-employee director receives $1,500 per monthly meeting, which includes personal attendance at one monthly board meeting. Each outside director receives options to acquire up to 15,000 shares of Vestin Group's Common Stock at the then fair market value on the later of the date the non-employee director is elected to the Board or the date the option is approved by Vestin Group's stockholders and the underlying shares of Common Stock are registered. Vestin Group provides directors' and officers' liability insurance of $5,000,000 and also has agreed to indemnify each director to the fullest extent of Delaware law.

Michael V. Shustek entered into an Employment Agreement with Vestin Group in December, 1999 to document his position as Chief Executive Officer of the Vestin Group. Pursuant to the agreement, Mr. Shustek shall receive a minimum annual salary of $720,000 and such additional salary as the Board of Directors deems appropriate. Mr. Shustek shall also receive an automobile and a living allowance in the amount of $1,000 per month during the term of the agreement. The agreement additionally provides that Mr. Shustek is to receive a minimum of 200,000 shares pursuant to Vestin Group's 2000 Stock Option Plan and warrants to purchase 50,000 shares of Vestin Group's Common Stock. The agreement terminates on November 30, 2002, but will continue for successive one year periods unless either Vestin Group or Mr. Shustek provides thirty days notice.

On November 3, 1998, Stephen J. Byrne entered into an Employment Agreement with Del Mar Mortgage to serve as its Chief Loan Officer for the operation of the mortgage broker business in the State of Nevada. The terms of such employment include an annual salary of $60,000 and such additional salary as the Board of Directors deems appropriate. The agreement also provides for a commission/incentive plan whereby Mr. Byrne shall receive monthly payments of three eighths of one percent (0.375%) in the event the monthly Nevada loan volume equals or exceeds $3,000,000. The agreement is terminable by either Vestin Group (formerly known as Del Mar Mortgage) or Mr. Byrne with thirty days notice.

Lance K. Bradford entered into an Employment Agreement with Vestin Group on April 1, 2000 to serve as Chief Financial Officer of Vestin Group. Pursuant to the agreement, Mr. Bradford shall receive an annual salary of $296,000 and such additional salary as the Board of Directors deems appropriate. Mr. Bradford shall also receive an automobile and a living allowance in the amount of $1,000 per month during the term of the agreement. The agreement terminates March 31, 2003 but will continue for successive one year periods unless either Vestin Group or Mr. Bradford provides thirty days notice.


          REVISION TO THE SHARE OWNERSHIP TABLE UNDER "COMPENSATION OF
                         VESTIN MORTGAGE AND AFFILIATES"

The following table indicates the beneficial ownership of Vestin Group's voting securities by each person known by Vestin Group to be the beneficial owner of more than 5% of such securities, as well as the securities of Vestin Group beneficially owned by all officers and directors of Vestin Group as of March 31, 2001. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.


                                                                                    PERCENT OF
                                                                                   COMMON STOCK
                                                                COMMON STOCK       BENEFICIALLY
NAME                                                         BENEFICIALLY OWNED      OWNED(1)
----                                                         ------------------    ------------
Michael V. Shustek, Chairman and Chief Executive
Officer and Director                                            3,770,000(2)          56.4%
2901 El Camino Avenue, Suite 206
Las Vegas, Nevada 89102

Stephen J. Byrne, Chief Operations Officer and
Director; Chief Executive Officer of Vestin Mortgage              130,200(3)           2.0%
2901 El Camino Avenue, Suite 206
Las Vegas, Nevada 89102

Ira S. Levine, Executive Vice President of Legal and               75,100(4)           1.2%
Corporate Affairs and Corporate Secretary
2901 El Camino Avenue, Suite 206
Las Vegas, Nevada 89102

Peggy S. May, President of Vestin Mortgage                         50,200(5)             *
2901 El Camino Avenue, Suite 206
Las Vegas, Nevada 89102

Lance K. Bradford, President, Chief Financial
Officer, Treasurer and Director                                    30,000(6)             *
2901 El Camino Avenue, Suite 206
Las Vegas, Nevada 89102

Stephen A. Schneider, Vice President                                   --                *
2901 El Camino Avenue, Suite 206
Las Vegas, Nevada 89102

Michael J. Whiteaker, Vice President of
Regulatory Affairs                                                 16,867(7)             *

                                                                                    PERCENT OF
                                                                                   COMMON STOCK
                                                                COMMON STOCK       BENEFICIALLY
NAME                                                         BENEFICIALLY OWNED      OWNED(1)
----                                                         ------------------    ------------
2901 El Camino Avenue, Suite 206
Las Vegas, Nevada 89102

Robert J. Aalberts, Director                                        6,000(8)             *
2901 El Camino Avenue, Suite 206
Las Vegas, Nevada 89102

Robert W. Fine                                                    400,000              6.5%
28880 Trenton Court
Bonita Springs, Florida 34134

John E. Dawson, Esq., Director                                     13,200(9)             *
2901 El Camino Avenue, Suite 206
Las Vegas, Nevada 89102

Robert L. Forbuss, Director                                         5,000(10)            *
2901 El Camino Avenue, Suite 206
Las Vegas, Nevada 89102

Robert A. Groesbeck, Director                                       5,000(11)            *
2901 El Camino Avenue, Suite 206
Las Vegas, Nevada 89102

James C. Walsh, Director                                        1,200,000(12)         16.2%
2901 El Camino Avenue, Suite 206
Las Vegas, Nevada 89102

All directors and executive officers as a group
(13 persons)                                                    5,301,567(13)         65.3%

*    Less than 1%

(1)  Based upon 6,189,270 shares outstanding on March 31, 2001.

(2)  Includes warrants to purchase up to 500,000 shares of Common Stock.

(3)  Includes options to purchase up to 100,000 shares of Common Stock.

(4)  Includes options to purchase up 75,000 shares of Common Stock.

(5)  Includes options to purchase up to 10,000 shares of Common Stock.

(6) Mr. Bradford's share ownership decreased from 670,000 (fiscal 1999) to 30,000 (fiscal 2000) as a result of the divestiture of L.L. Bradford & Company.

(7)  Includes options to purchase up to 16,667 shares of Common Stock.

(8)  Includes options to purchase up to 5,000 shares of Common Stock.

(9)  Includes options to purchase up to 5,000 shares of Common Stock.

(10) Includes options to purchase up to 5,000 shares of Common Stock.

(11) Includes options to purchase up to 5,000 shares of Common Stock.

(12) Includes warrants to purchase up to 1.2 million shares of Common Stock granted to Planned Licensing, Inc. ("PLI"). Mr. Walsh has a majority equity interest in PLI.

(13) Includes warrants and options to purchase up to 1,921,667 shares of Common Stock.